                                                                  EXHIBIT (12)


                                PHH CORPORATION AND SUBSIDIARIES

                        Computation of Ratio of Earnings to Fixed Charges

                                                       Nine
                                                   Months Ended                                    Year Ended April 30,
(In thousands)                                   January 31, 1995          1994          1993        1992        1991         1990
Income from continuing operations
    before income taxes                         $    86,163           $ 109,796     $  94,238   $  83,117   $  77,759    $  89,698
Add:
    Interest expense                                142,629             162,108       193,935     237,058     302,853      352,469
    Interest portion of rentals*                      6,139               9,088         8,456       8,665       7,796        6,251
Earnings available for fixed charges            $   234,931           $ 280,992     $ 296,629   $ 328,840   $ 388,408    $ 448,418



Fixed charges:
    Interest expense                            $  142,629           $ 162,108      $ 193,935    $ 237,058   $  302,853  $  352,469
    Interest portion of rentals*                     6,139               9,008          8,456        8,665        7,796       6,251
                                                $  148,768           $ 171,196      $ 202,391    $ 245,723   $  310,649  $  358,720

Ratio of earnings to fixed charges                    1.58                1.64           1.47         1.34         1.25        1.25


* Amounts reflect a one-third portion of rentals, the portion deemed representative of the interest factor.

Note: The interest included in fixed charges consists of the amounts identified as interest expense in the Consolidated Statements of Income, the substantial portion of which represents interest on debt incurred to finance leasing activities and mortgage banking activities, as well as the interest costs associated with home relocation services which are ordinarily recovered through direct billings to clients and are included with "Costs, including interest, of carrying and reselling homes" in the Consolidated Financial Statements.